EXHIBIT 5.2

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: (714) 540-1235 Fax: (714) 755-8290 www.lw.com
LATHAM & WATKINS LLP	FIRM / AFFILIATE OFFICES
	Boston	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
	London	San Francisco
	Los Angeles	Silicon Valley
	Milan	Singapore
November 19, 2003	Moscow	Tokyo
Washington, D.C.

File No. 012910-0404

Health Care Property Investors, Inc.

4675 MacArthur Court, Suite 900

Newport Beach, California 92660

Re:     $100,000,000 Medium Term Notes, Series E

Ladies and Gentlemen:

In connection with the proposed issuance and sale of up to $100,000,000 in aggregate initial offering price of Medium-Term Notes, Series E (the “Securities”) by Health Care Property Investors, a Maryland corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), having such terms and provisions to be established as set forth in an officers’ certificate dated November 19, 2003 (the “Officers’ Certificate”) pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), originally filed with the Securities and Exchange Commission (the “Commission”) on April 19, 2002 (File No. 333-86654), as amended by Amendment Nos. 1, 2 and 3 thereto dated May 21, 2002, June 7, 2002 and June 10, 2002, respectively, which was declared effective by the Commission on June 10, 2002 (collectively, the “Registration Statement”); (ii) a prospectus dated June 10, 2002 (the “Base Prospectus”), as supplemented by a prospectus supplement dated November 19, 2003 (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”); (iii) a distribution agreement dated November 19, 2003 by and between Merrill Lynch, Pierce, Fenner & Smith, Credit Suisse First Boston LLC, Deutsche Bank Securities and Goldman, Sachs & Co. (the “Agents”), and the Company (the “Distribution Agreement”); and (iv) an indenture dated September 1, 1993 (the “Indenture”) between the Company and The Bank of New York, as trustee (the “Trustee”) you have requested our opinion with respect to the matters set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the issuance of the Securities. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

Health Care Property Investors, Inc.

November 19, 2003

LATHAM & WATKINS LLP

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state. We understand that certain matters concerning the laws of the State of Maryland are addressed in an opinion of Ballard Spahr Andrews & Ingersoll, LLP separately provided to you, and we express no opinion with respect to those matters. In rendering the opinions set forth below, we have, with your permission, assumed that the Company is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland; that each of the Distribution Agreement, the Indenture and the Securities has been duly authorized, executed and delivered by the Company; and that none of the issuance and sale of the Securities by the Company, or the performance and compliance by the Company with the provisions of the Distribution Agreement, the Indenture or the Securities, or the consummation of the transactions contemplated thereby, will result in any violation of the provisions of the charter or bylaws of the Company.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, the Securities, in the forms certified by the Company as of the date hereof, when duly completed, executed, issued and authenticated in accordance with the terms of the Indenture and the Officers’ Certificate and delivered on behalf of the Company against payment therefor, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above relating to the enforceability of the Securities is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief ), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; and (iii) certain rights, remedies and waivers contained in the Indenture may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions, but such laws or judicial decisions will not render the Securities invalid or unenforceable as a whole.

We have not been requested to express and, with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Securities of Section 548 of the United States Bankruptcy Code or applicable state law relating to fraudulent transfers and obligations.

With your consent, we have assumed for purposes of this opinion that the Trustee has complied with any applicable requirement to file returns and pay taxes under the Franchise Tax Law of the State of California; that the Trustee is duly organized, validly existing and in good

Health Care Property Investors, Inc.

November 19, 2003

LATHAM & WATKINS LLP

standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We consent to your filing this opinion as an exhibit to the 8-K disclosing the offering of the Securities and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Latham & Watkins LLP